Exhibit 1.2
FORM OF SELECTED DEALER AGREEMENT
Ladies and Gentlemen:
Blackstone Securities Partners L.P., as the dealer manager (“Dealer Manager”) for Blackstone Real Estate Income Trust, Inc. (the “Company”), a Maryland corporation which will be taxed as a real estate investment trust, invites you (the “Dealer”) to participate in the distribution of shares of common stock, par value $0.01 per share (“Common Stock”), of the Company, subject to the terms of this Selected Dealer Agreement (this “Agreement”):
1.    Dealer Manager Agreement.
The Dealer Manager has entered into a Second Amended and Restated Dealer Manager Agreement (as amended and supplemented, the “Dealer Manager Agreement”) with the Company dated July 18, 2025, attached hereto as Exhibit “A.” Except as otherwise specifically stated herein, all terms used in this Agreement have the meanings provided in the Dealer Manager Agreement.
As described in the Dealer Manager Agreement, the Company has filed one or more registration statements with the SEC that are listed on Schedule 1 to the Dealer Manager Agreement (each, a “Registration Statement”), which Schedule 1 may be amended from time to time with the written consent of the Company and the Dealer Manager. Any new Registration Statement will be added to Schedule 1 upon its initial effectiveness with the SEC. Each Registration Statement shall register an ongoing public offering (each, an “Offering”) of Common Stock, which may consist of Class T-2 shares, Class S-2 shares, Class D-2 shares, Class I shares, Class T shares, Class S shares and/or Class D shares of common stock (the “Shares”).
Notwithstanding the foregoing, if any new Registration Statement is added to Schedule 1 to the Dealer Manager Agreement, the Dealer Manager will give Dealer written notice of such addition. Schedule 1 to the Dealer Manager Agreement may be amended from time to time with the written consent of the Company and the Dealer Manager. However, the addition or removal of Registration Statements from Schedule 1 to the Dealer Manager Agreement shall only apply prospectively and shall not affect the respective agreements, representations and warranties of the Company, the Dealer Manager and Dealer prior to such amendments to Schedule 1 to the Dealer Manager Agreement. It is possible that more than one Registration Statement may be listed on Schedule 1 during times of transition from one Registration Statement to another, during which time offers or sales may be made pursuant to either Registration Statement. In such event, the Dealer Manager shall (a) communicate to Dealer details about the transition from one Registration Statement to the next, including when sales may be made pursuant to the most recent Registration Statement and when sales will cease pursuant to the older Registration Statement and (b) provide Dealer with sufficient copies of the appropriate Prospectus and other offering materials in order to continue to make offers and sales throughout such transition period.
In this Agreement, unless explicitly stated otherwise, “the Registration Statement” means, at any given time, each of the registration statements listed on Schedule 1 to the Dealer Manager

Agreement, as such Schedule 1 to the Dealer Manager Agreement may be amended from time to time, as each such registration statement is finally amended and revised at the effective date of the registration statement (including at the effective date of any post-effective amendment thereto). In this Agreement, unless explicitly stated otherwise, “the Offering” means, at any given time, an offering covered by a Registration Statement and “Shares” means the Shares being offered in an Offering. In this Agreement, unless explicitly stated otherwise, any references to the Registration Statement, the Offering, the Shares or the Prospectus with respect to each other shall mean only those that are all related to the same Registration Statement.
By your acceptance of this Agreement, Dealer will become a Dealer as referred to in the Dealer Manager Agreement between the Company and the Dealer Manager and will be entitled and subject to the indemnification provisions contained in the Dealer Manager Agreement, including the provisions of Section 4 of the Dealer Manager Agreement wherein Dealers severally agree to indemnify and hold harmless the Company, the Dealer Manager and each officer and director thereof, and each person, if any, who controls the Company or the Dealer Manager within the meaning of the Securities Act. Dealer hereby agrees to use its best efforts to sell the Primary Shares for cash on the terms and conditions stated in the Prospectus. Nothing in this Agreement shall be deemed or construed to make Dealer an employee, agent, representative or partner of the Dealer Manager or of the Company, and Dealer is not authorized to act for the Dealer Manager or the Company or to make any representations on their behalf except as set forth in the Prospectus and in the Authorized Sales Materials.
Dealer acknowledges and agrees that none of the Dealer Manager, the Company or any of their respective affiliates are: (a) providing any advice or recommendations to any persons who purchase and/or hold Shares through Dealer pursuant to this Agreement; (b) providing any custody services to any person, including any customers or clients of Dealer; and/or (c) acting as broker of record for any persons who purchase and/or hold Shares through Dealer pursuant to this Agreement.
2.    Submission of Orders.
a.    Each person desiring to purchase Primary Shares in the Offering will be required to complete and execute a Subscription Agreement and to deliver to Dealer such completed and executed Subscription Agreement together with a check or wire transfer (“instrument of payment”) in the amount of such person’s purchase, which must be at least the minimum purchase amount set forth in the Prospectus. Those persons who purchase Primary Shares will be instructed by Dealer to make their instruments of payment payable to or for the benefit of “Blackstone Real Estate Income Trust, Inc.” Purchase orders that include (i) instruments of payment received by the Company at least two (2) business days prior to the first calendar day of the month and (ii) either a completed and executed Subscription Agreement in good order or a Subscription Confirmation (as defined below) received by the Company at least five (5) business days prior to the first calendar day of the month (unless waived by the Dealer Manager) will be executed as of the first calendar day of the month (based on the prior month’s transaction price per Share of the applicable Share). For purposes of this Agreement, a “Subscription Confirmation” shall mean a written summary by Dealer of all necessary information from a completed and executed Subscription Agreement in good order received by Dealer. Dealer hereby represents upon providing any such Subscription Confirmation to the Company or its transfer agent that Dealer has received the completed and executed Subscription Agreement in good order and that the summary of information from such Subscription Agreement provided to the Company or its transfer agent is accurate. Upon request from the Company or its transfer agent, Dealer covenants to promptly provide the Company and/or its transfer agent, as applicable, access to any completed and executed Subscription Agreement that is the subject of a Subscription Confirmation. Any repurchase requests must be made in accordance with the applicable procedures described in the Prospectus, the Company’s Share Repurchase Plan, and applicable law, rules and regulations. The parties acknowledge and agree that a repurchase request is not received in “good order” unless the repurchase request and all required documentation is complete and received by the Company’s transfer agent by the applicable repurchase request deadline described in the Company’s offering document or otherwise specified by the Company in writing.
b.    If Dealer receives a Subscription Agreement or instrument of payment not conforming to the foregoing instructions, Dealer shall return such Subscription Agreement and instrument of payment directly to such subscriber not later than the end of the next business day following its receipt. Subscription Agreements and instruments of payment received by Dealer which conform to the foregoing instructions shall be transmitted for deposit pursuant to one of the methods described in this Section 2. Transmittal of received investor funds will be made in accordance with the following procedures:
(i)    Where, pursuant to Dealer’s internal supervisory procedures, internal supervisory review is conducted at the same location at which Subscription Agreements and instruments of payment are received from subscribers, Subscription Agreements and instruments of payment will be transmitted by the end of the next business day following receipt by Dealer for deposit to the Company or its agent as set forth in the Subscription Agreement or as otherwise directed by the Company.
(ii)    Where, pursuant to Dealer’s internal supervisory procedures, final internal supervisory review is conducted at a different location, Subscription Agreements and instruments of payment will be transmitted by the end of the next business day following receipt by Dealer to the office of Dealer conducting such final internal supervisory review (the “Final Review Office”). The Final Review Office will in turn, by the end of the next business day following receipt by the Final Review Office, transmit such Subscription Agreements and instruments of payment for deposit to the Company or its agent as set forth in the Subscription Agreement or as otherwise directed by the Company.
c.    Subscription funds may be transmitted to the Company net of any upfront selling commissions, placement fees, subscription fees or similar fees subject to the terms and conditions set forth in Schedule I attached hereto.

3.    Pricing.
Except as otherwise provided in the Prospectus, which may be amended or supplemented from time to time, the Primary Shares shall generally be offered to the public at a purchase price payable in cash equal to the Company’s prior month’s net asset value (“NAV”) per Share applicable to the class of Primary Shares being purchased (as calculated in accordance with the procedures described in the Prospectus), or at a different offering price made available to investors in cases where the Company believes there has been a material change to the NAV per Primary Share since the end of the prior month, plus in either case any applicable selling commissions and dealer manager fees. For stockholders who participate in the Company’s DRIP, the cash distributions attributable to the class of Shares that each stockholder owns will be automatically re-invested in additional Shares of the same class. The DRIP Shares will be issued to stockholders of the Company at a purchase price equal to the then-current transaction price per Share of the applicable class of Shares on the date the distribution is payable. Except as otherwise indicated in the Prospectus or in any letter or memorandum sent to Dealer by the Company or the Dealer Manager, (a) a minimum initial purchase of $2,500 in Class T-2 Shares, Class S-2 Shares and Class D-2 Shares is required, and additional investments of such Shares may be made in cash in minimal increments of at least $500 in such Shares, and (b) a minimum initial purchase of $1,000,000 in Class I Shares is required, and additional investments may be made in cash in minimal increments of at least $500 in Class I Shares unless such minimums are waived by the Dealer Manager. The Shares are nonassessable.
4.    Dealers’ Compensation.
Except as may be provided in the “Plan of Distribution” section of the Prospectus, which may be amended or supplemented from time to time, as compensation for completed sales and ongoing stockholder services rendered by Dealer hereunder, Dealer is entitled, on the terms and subject to the conditions herein, to the compensation set forth on Schedule I hereto.
5.    Representations, Warranties and Covenants of Dealer.
In addition to the representations and warranties found elsewhere in this Agreement, Dealer represents, warrants, covenants and agrees that:
a.    It is duly organized and existing and in good standing under the laws of the state, commonwealth or other jurisdiction in which Dealer is organized.
b.    It is empowered under applicable laws and by Dealer’s organizational documents to enter into this Agreement and perform all activities and services of Dealer contemplated herein and that there are no impediments, prior or existing, or regulatory, self-regulatory, administrative, civil or criminal matters affecting Dealer’s ability to perform under this Agreement.
c.    The execution, delivery, and performance of this Agreement; the incurrence of the obligations set forth herein; and the consummation of the transactions contemplated herein, including the issuance, sale and/or servicing of the Shares, will not constitute a breach of, or default under, any agreement or instrument by which Dealer is bound, or to which any of its assets are subject, or any order, rule, or regulation applicable to it of any court, governmental body, or administrative agency having jurisdiction over it.
d.    All requisite actions have been taken to authorize Dealer to enter into and perform this Agreement.
e.    It shall notify the Dealer Manager, promptly in writing, of any written claim or complaint or any enforcement action or other proceeding with respect to Shares offered hereunder against Dealer or its principals, affiliates, officers, directors, employees or agents, or any person who controls Dealer, within the meaning of Section 15 of the Securities Act.
f.    It has developed and will continue to maintain and apply policies and procedures reasonably designed to ensure material compliance with all laws applicable to Dealer’s obligations under this Agreement.
g.    As of the date hereof and at any time during the term of this Agreement, any written information about Dealer that is furnished by Dealer for inclusion in the Prospectus or Authorized Sales Materials (as defined below) does not and will not contain any untrue statement of material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.
h.    Except for those jurisdictions listed on Schedule III hereto, Dealer will not offer, sell, distribute or otherwise make any such Shares available in any jurisdiction outside of the United States or United States territories unless Dealer receives prior written consent from Dealer Manager.
i.    Dealer acknowledges that the Dealer Manager will enter into similar agreements with other broker-dealers, which does not require the consent of Dealer.
j.    Dealer represents that it is a broker-dealer registered with FINRA and subject to FINRA Rule 2030 (the “Rule”). Dealer represents that it has policies and procedures to ensure compliance with the Rule and is currently in compliance with the Rule. Moreover, Dealer represents that neither it nor any of its Covered Associates (as defined below) has made, directly or indirectly, any contributions that prohibit Dealer from engaging in solicitation activities for compensation under the Rule (a “Triggering Contribution”). Dealer hereby agrees that neither it nor any of its Covered Associates will make a Triggering Contribution or violate the Rule while Dealer is engaged hereunder. If Dealer breaches this provision and becomes aware of a Triggering Contribution or a violation of the Rule, it shall promptly provide written notice to the Dealer Manager which notice shall include a description of the nature of the ban or violation. “Covered Associates” means any (A) general partner, managing member or executive officer of Dealer, as well as any person with a similar status or function, (B) any associated person of Dealer who engages in distribution or solicitation activities with a government entity, (C) any associated person of Dealer who supervises, directly or indirectly, the government entity distribution or solicitation activities of a person in (B) above, and (D) any political action committee controlled by Dealer or one of its Covered Associates.
k.    It is (A) duly registered as a broker-dealer with the U.S. Securities and Exchange Commission (the “SEC”) and under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is duly registered as a broker-dealer under the laws of each state and, to the extent required, the equivalent thereof in any other jurisdiction or (B) duly registered under the laws and, to the extent required, in any applicable non-U.S. jurisdiction (including the jurisdictions listed on Schedule III), which require such registration in connection with the services to be provided by Dealer hereunder.
l.    It will conduct its activities in accordance with all applicable U.S. and non-U.S. securities laws and other applicable legal and regulatory requirements in any jurisdiction where Shares are marketed.
m.    Any upfront selling commissions, dealer manager fees or other similar fees charged by Dealer in connection with its sale of Shares will be charged in a manner consistent with the Prospectus, applicable law and FINRA rules.
n.    Unless prohibited under applicable law, it shall advise the Dealer Manager promptly of (a) the receipt by Dealer of any communication specifically with respect to the Offering of Shares from the SEC, any state securities commissioner or any other regulatory authority in any other jurisdiction and (b) the threat or commencement of any lawsuit, proceeding or investigation to which Dealer is a party specifically with respect to the Offering of Shares.
o.    Upon the Dealer Manager’s request, it shall provide the Dealer Manager, (A) a certificate with such customary representations as the Company or its counsel may reasonably request, so as to warrant that Dealer’s activities hereunder were carried out in compliance with applicable laws and the terms of this Agreement and (B) such further information and documents as are reasonably necessary or appropriate for the Company and/or its counsel to determine that the representations and warranties made in this Agreement continue to be true and correct. In addition, Dealer shall promptly inform the Dealer Manager in writing if any of the representations contained in the certificate shall no longer be entirely true, accurate and complete in any respect.
p.    Notwithstanding any instruction to the contrary, Dealer shall comply with all applicable abandoned property, escheat or similar laws, and none of the Dealer Manager, the Company or the Advisor (as defined below) shall be liable to any party or any unitholder for any funds from the account(s) of any such stockholder’s Shares pursuant to this Agreement or any applicable abandoned property, escheat or similar law.
q.    Throughout the term of this Agreement, the representations and warranties of Dealer in this Agreement shall be true and correct in all material respects. For as long as this Agreement is in effect, Dealer agrees to promptly notify the Dealer Manager and the Advisor in the event that any of the representations and warranties set forth herein becomes materially inaccurate, or in the event that any covenant or condition on Dealer’s part to be performed or satisfied has been breached or not satisfied in any material respect.
6.    Right to Reject Orders or Cancel Sales.
a.    All orders, whether initial or additional, are subject to acceptance by and shall only become effective upon confirmation by the Company, which reserves the right to reject any order for any reason or no reason including, without limitation, orders not accompanied by an executed Subscription Agreement or enrollment form for DRIP (“Enrollment Form”), as applicable, in good order or a Subscription Confirmation, as applicable, or without the required instrument of payment in full payment for the Primary Shares. Issuance and delivery of the Primary Shares will be made only after actual receipt of payment therefor. If any check is not paid upon presentment, or if the Company is not in actual receipt of clearinghouse funds or cash, certified or cashier’s check or the equivalent in payment for the Primary Shares, the Company reserves the right to cancel the sale without notice.
b.    In the event that the Dealer Manager has reallowed any selling commission or dealer manager fee to Dealer for the sale of one or more Primary Shares and the subscription is rejected, canceled or rescinded for any reason as to one or more of the Primary Shares covered by such subscription, Dealer shall pay the amount specified to the Dealer Manager within ten (10) days following mailing of notice to Dealer by the Dealer Manager stating the amount owed as a result of rescinded or rejected subscriptions. Further, if Dealer has retained selling commissions in connection with an order that is subsequently rejected, canceled or rescinded for any reason, Dealer agrees to return to the subscriber any selling commission theretofore retained by Dealer with respect to such order within three (3) days following mailing of notice to Dealer by the Dealer Manager stating the amount owed as a result of rescinded or rejected subscriptions. If Dealer fails to pay any such amounts, the Dealer Manager shall have the right to offset such amounts owed against future compensation due and otherwise payable to Dealer (it being understood and agreed that such right to offset shall not be in limitation of any other rights or remedies that the Dealer Manager may have in connection with such failure).
7.    Prospectus and Authorized Sales Materials; Compliance with Laws.
a.    Dealer is not authorized or permitted to give and will not give, any information or make any representation concerning the Shares, the Company, the Dealer Manager or BX REIT Advisors L.L.C., the Company’s external manager (the “Advisor” and together with the Dealer Manager and the Company, the “BREIT Parties”), except as set forth in the Prospectus and any Authorized Sales Materials. The Dealer Manager will supply Dealer with a link to its publicly accessible website (www.breit.com) where Dealer may obtain the Prospectus, any supplements thereto and any amended Prospectus, as well as any Authorized Sales Materials, for delivery to investors. Dealer agrees that it shall have delivered (i) to each investor to whom an offer is made, as of the time of such offer, a copy of the Prospectus and all supplements thereto and any amended Prospectus that have then been made available to Dealer by the Dealer Manager and (ii) to each investor that subscribes for an order to purchase Primary Shares, as of the time the Company accepts such investor’s order to purchase the Primary Shares within the timeframes described in the Prospectus, a copy of the Prospectus and all supplements thereto and any amended Prospectus that have then been made available to Dealer by the Dealer Manager. Dealer agrees that it will not send or give any supplement to the Prospectus or any Authorized Sales Materials to an investor unless it has previously sent or given a Prospectus and all previous supplements thereto and any amended Prospectus to that investor or has simultaneously sent or given a Prospectus and all previous supplements thereto and any amended Prospectus with such supplement to the Prospectus or Authorized Sales Materials. Dealer agrees that it will not show or give to any investor or prospective investor or reproduce any material or writing which is supplied to it by the Dealer Manager and marked “dealer only” or otherwise bearing a legend denoting that it is not to be used in connection with the offer or sale of Shares to members of the public. Dealer agrees that it will not show or give to any investor or prospective investor in a particular jurisdiction any material or writing that is supplied to it by the Dealer Manager if such material bears a legend denoting that it is not to be used in connection with the sale of Shares to members of the public in such jurisdiction. Dealer agrees that it will not use in connection with the offer or sale of Shares any material or writing which relates to another company supplied to it by the Company or the Dealer Manager bearing a legend which states that such material may not be used in connection with the offer or sale of any securities other than the company to which it relates. Dealer further agrees that it will not use in connection with the offer or sale of Shares any materials or writings which have not been previously approved by the Dealer Manager or the Company in writing. Dealer agrees, if the Dealer Manager so requests, to furnish a copy of any revised Prospectus to each person to whom it has furnished a copy of any previous Prospectus, and further agrees that it will itself mail or otherwise deliver all Prospectuses required for compliance with the provisions of Rule 15c2-8 under the Exchange Act. Regardless of the termination of this Agreement, Dealer will deliver a Prospectus in transactions in the Shares for a period of 90 days from the effective date of the Registration Statement or such longer period as may be required by the Exchange Act.
b.    With respect to each investor who purchases Shares, Dealer confirms it: (i) reasonably believes that the information and representations in the Subscription Agreement made by and concerning the investor identified in the Subscription Agreement are true, correct and complete in all material respects; (ii) has offered the investor the opportunity to discuss such investor’s prospective purchase of Shares; (iii) has delivered or made available a current Prospectus and related supplements, if any, to such investor; (iv) has reasonable grounds to believe that the investor is purchasing the Shares for the investor’s own account; and (v) has a reasonable basis to believe that the purchase of Shares is an appropriate investment for such investor. The above representations shall be true and correct with respect to each investor as of each date that such investor’s Subscription Agreement is provided to the Dealer Manager.
c.    On becoming a Dealer, and in offering, selling and/or servicing Shares, Dealer agrees to comply with all the applicable requirements imposed upon it under (a) the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated under both such acts, (b) all applicable state securities laws and regulations as from time to time in effect, (c) any other state, federal, foreign and other laws and regulations applicable to the Offering, the sale of Shares or the activities of Dealer pursuant to this Agreement, including without limitation the privacy standards and requirements of state and federal laws, including the Gramm-Leach-Bliley Act of 1999 (“GLBA”), and the laws governing money laundering abatement and anti-terrorist financing efforts, including the applicable rules of the SEC and FINRA, the Bank Secrecy Act, as amended, the USA Patriot Act, and regulations administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), and (d) this Agreement and the Prospectus as amended and supplemented. Notwithstanding the termination of this Agreement or the payment of any amount to Dealer, Dealer agrees to pay Dealer’s proportionate share of any claim, demand or liability asserted against Dealer and the other Dealers on the basis that such Dealers or any of them constitute an association, unincorporated business or other separate entity, including in each case such Dealer’s proportionate share of any expenses incurred in defending against any such claim, demand or liability.
d.    Dealer (i) will maintain written policies and procedures covering the delivery of electronic offering documents and the use of electronic signatures, (ii) will comply with all applicable SEC rules and guidelines pertaining to electronic delivery of the Prospectus and Authorized Sales Materials and electronic signature of the Subscription Agreement, (iii) acknowledges that it is acting as an agent of the Company only with respect to the delivery of the Prospectus and Authorized Sales Materials electronically, the administration of the subscription process and the obtainment of electronic signatures and only to the extent its actions are in compliance with the Dealer Manager Agreement and this Agreement and (iv) will also comply, as applicable, with the Statement of Policy Regarding Use of Electronic Offering Documents and Electronic Signatures of the North American Securities Administrators Association, Inc. (“NASAA”), as adopted by the NASAA membership on May 8, 2017 as well as The Electronic Signatures in Global and National Commerce Act and the Uniform Electronic Transactions Act, as each is amended from time to time, and any other applicable law. In consideration of the foregoing, the Dealer Manager hereby agrees that it will not reject a subscription on account of an electronic signature if such signature was obtained in the manner set forth in this Section 7.
8.    License and Association Membership.
Dealer’s acceptance of this Agreement constitutes a representation to the Company and the Dealer Manager that Dealer is a properly registered or licensed broker-dealer, duly authorized to sell and/or distribute Shares under federal and state securities laws and regulations, and foreign laws (including the laws of the jurisdictions listed on Schedule III), if applicable, and in all states or jurisdictions where it offers, sells and/or distributes Shares, and that it is a member in good standing of FINRA and that it has obtained all necessary approvals, licenses and permits required for it to enter into this Agreement and engage in the offer and sale of securities of the type represented by the Shares and shall maintain such approvals, licenses and permits for so long as this Agreement is in effect, and it further represents and warrants that it will notify the Dealer Manager immediately at such time, if any, as it ceases to hold any such necessary approval, license or permit. This Agreement shall automatically terminate if Dealer ceases to be a member in good standing of FINRA. Dealer agrees to notify the Dealer Manager immediately if Dealer ceases to be a member in good standing of FINRA. Dealer also hereby agrees to abide by the Rules of FINRA, including FINRA Rules 2040, 2111, 2121, 2310, 5110 and 5141.

9.    Limitation of Offer; Suitability.
a.    Dealer will offer Shares (both at the time of an initial subscription and at the time of any additional subscription, including initial enrollments and increased participations in the DRIP) only to persons who meet the financial qualifications and suitability standards set forth in the Prospectus or in any suitability letter or memorandum sent to it by the Company or the Dealer Manager and will only make offers to persons in the jurisdictions in which it is advised in writing by the Dealer Manager that the Shares are qualified for sale or that such qualification is not required and in which Dealer has all required licenses and registrations to offer Shares in such jurisdictions (including the jurisdictions listed on Schedule III). In offering Shares, Dealer will comply with the provisions of the Rules set forth in the FINRA Manual, as well as all other applicable rules and regulations relating to suitability of investors, including without limitation, the provisions of Article III.C and Article III.E.1 of the Statement of Policy Regarding Real Estate Investment Trusts of NASAA (the “NASAA Guidelines”). Nothing contained in this Section 9 shall be construed to relieve Dealer of its suitability obligations under Regulation Best Interest, FINRA Rule 2111 or FINRA Rule 2310. Dealer will sell Class T-2 Primary Shares, Class S-2 Primary Shares, Class D-2 Primary Shares and Class I Primary Shares only to the extent approved by the Dealer Manager as set forth on Schedule I to this Agreement and only to those persons who are eligible to purchase such Primary Shares as described in the Prospectus. Nothing contained in this Selected Dealer Agreement shall be construed to impose upon any BREIT Party the responsibility of assuring that prospective investors meet the suitability standards in accordance with the terms and provisions of the Prospectus. Dealer shall not purchase and/or distribute any Shares for a discretionary account without obtaining the prior written approval of Dealer’s customer and such customer’s completed and executed Subscription Agreement or Enrollment Form, as applicable.
b.    Dealer further represents that it understands that the Shares have not been registered and are not expected to be registered under the laws of any country or jurisdiction outside of the United States except as otherwise described in the Prospectus.
c.    Dealer further represents, warrants and covenants that neither Dealer, nor any person associated with Dealer, shall offer or sell Shares in any jurisdiction except to investors who satisfy the investor suitability standards and minimum investment requirements under the most restrictive of the following: (i) applicable provisions described in the Prospectus; (ii) applicable laws of the jurisdiction of which such investor is a resident; (iii) applicable provisions of Regulation Best Interest; and (iv) applicable FINRA rules. Dealer agrees to ensure that, in recommending the purchase, sale or exchange of Shares to an investor, Dealer, or a person associated with Dealer, shall have reasonable grounds to believe, on the basis of information obtained from the investor (and thereafter maintained in the manner and for the period required by the SEC, any state securities commission, FINRA or the Company) concerning his or her age, investment objectives, investment experience, income, net worth, other investments, financial situation and needs and any other information known to Dealer, or person associated with Dealer, that the investor (x) the investor can reasonably benefit from an investment in the Shares based on the investor’s overall investment objectives and portfolio structure, (y) is able to bear the economic risk of the investment based on the investor’s overall financial situation and (z) has an apparent understanding of (A) the fundamental risks of the investment, (B) the risk that the investor may lose his or her entire investment in the Shares, (C) the lack of liquidity of the Shares, (D) the background and qualifications of the Advisor or the persons responsible for directing and managing the Company and (E) the tax consequences of an investment in the Shares. In the case of sales to fiduciary accounts, the suitability standards must be met by the person who directly or indirectly supplied the funds for the purchase of the Shares or by the beneficiary of such fiduciary account. Dealer further represents, warrants and covenants that Dealer, or a person associated with Dealer, will make every reasonable effort to determine the appropriateness of an investment in Shares of each proposed investor, in accordance with the foregoing standards, by reviewing documents and records which, in accordance with applicable law, contain the basis upon which the determination as to the appropriateness of such investment was reached as to each purchaser of Shares pursuant to a subscription solicited by Dealer.
d.    Dealer agrees to comply with the record-keeping requirements imposed by (a) federal and state securities laws and the rules and regulations thereunder, (b) the applicable rules of FINRA and (c) the NASAA Guidelines, including the requirement to maintain records (the “Suitability Records”) of the information used to determine that an investment in Shares is suitable and appropriate for each subscriber for a period of six years from the date of the sale of the Shares. Dealer further agrees to make the Suitability Records available to the Dealer Manager and the Company upon request and to make them available to representatives of the SEC and FINRA and applicable state securities administrators upon Dealer’s receipt of a subpoena or other appropriate document request from such agency.
10.    Disclosure Review; Confidentiality of Information.
a.    Dealer agrees that it shall have reasonable grounds to believe, based on the information made available to it through the Prospectus or other materials, that all material facts are adequately and accurately disclosed in the Prospectus and provide a basis for evaluating the Shares. In making this determination, Dealer shall evaluate, at a minimum, items of compensation, physical properties, tax aspects, financial stability and experience of the sponsor, conflicts of interest and risk factors, and appraisals and other pertinent reports. If Dealer relies upon the results of any inquiry conducted by another member or members of FINRA, Dealer shall have reasonable grounds to believe that such inquiry was conducted with due care, that the member or members conducting or directing the inquiry consented to the disclosure of the results of the inquiry and that the person who participated in or conducted the inquiry is not the Dealer Manager or a sponsor or an affiliate of the sponsor of the Company.
b.    It is anticipated that (i) Dealer and Dealer’s officers, directors, managers, employees, owners, members, partners, home office diligence personnel or other agents of Dealer that are conducting a due diligence inquiry on behalf of Dealer and (ii) persons or committees, as the case may be, responsible for determining whether Dealer will participate in the Offering ((i) and (ii) are collectively, the “Diligence Representatives”) either have previously or will in the future have access to certain Confidential Information (defined below) pertaining to the BREIT Parties or their respective affiliates. For purposes hereof, “Confidential Information” shall mean information, whether written or verbal, including: (i) trade secrets concerning the business and affairs of the BREIT Parties or their respective affiliates; (ii) confidential data, know-how, current and planned research and development, current and planned methods and processes, marketing lists or strategies, slide presentations, business plans, however documented, belonging to the BREIT Parties or their respective affiliates; (iii) information concerning the business and affairs of the BREIT Parties or their respective affiliates (including, without limitation, historical financial statements, financial projections and budgets, investment-related information, models, budgets, plans, and market studies, however documented); (iv) any information marked or designated “Confidential—For Due Diligence Purposes Only”; and (v) any notes, analysis, compilations, studies, summaries and other material containing or based, in whole or in part, on any information included in the foregoing. Dealer agrees to keep, and to cause its Diligence Representatives to keep, all such Confidential Information strictly confidential and to not use, distribute or copy the same except in connection with Dealer’s due diligence inquiry. Dealer agrees to not disclose, and to cause its Diligence Representatives not to disclose, such Confidential Information to the public, or to Dealer’s sales staff, financial advisors, or any person involved in selling efforts related to the Offering or to any other third party and agrees not to use the Confidential Information in any manner in the offer and sale of the Shares. Dealer further agrees to use all reasonable precautions necessary to preserve the confidentiality of such Confidential Information, including, but not limited to (a) limiting access to such information to persons who have a need to know such information only for the purpose of Dealer’s due diligence inquiry and (b) informing each recipient of such Confidential Information of Dealer’s confidentiality obligation. Dealer acknowledges that Dealer or its Diligence Representatives may previously have received Confidential Information in connection with preliminary due diligence on the Company, and agrees that the foregoing restrictions shall apply to any such previously received Confidential Information. Dealer acknowledges that Dealer or its Diligence Representatives may in the future receive Confidential Information either in individual or collective meetings or telephone calls with the Company, and agrees that the foregoing restrictions shall apply to any Confidential Information received in the future through any source or medium. Dealer acknowledges the restrictions and limitations of Regulation F-D promulgated by the SEC and agrees that the foregoing restrictions are necessary and appropriate in order for the Company to comply therewith. Notwithstanding the foregoing, Confidential Information may be disclosed (a) if approved in writing for disclosure by the Company or the Dealer Manager, (b) pursuant to a subpoena or as required by law, or (c) as required by regulation, rule, order or request of any governing or self-regulatory organization (including the SEC or FINRA), provided that Dealer shall notify the Dealer Manager in advance if practicable under the circumstances of any attempt to obtain Confidential Information pursuant to provisions (b) and (c).
c.    Upon the termination of this Agreement, or following the request of the Dealer Manager, Dealer shall promptly destroy or return to the Dealer Manager all Confidential Information and all supporting documentation provided to Dealer or its Representatives; provided, that Dealer may retain a copy of Confidential Information to the extent required by law; provided, further, that any information permitted to be retained by Dealer pursuant to this paragraph shall be retained by Dealer in confidence and shall remain subject to the terms of this Agreement.

11.    Dealers’ Compliance with Anti-Money Laundering Rules and Regulations.
a.    Dealer hereby represents that it is subject to and has complied and will comply with Section 326 of the USA Patriot Act, and the implementing rules and regulations promulgated thereunder in connection with broker/dealers’ anti-money laundering obligations (the “AML Rules and Regulations”). The Dealer hereby represents that it has adopted and implemented, and will maintain a written anti-money laundering compliance program (“AML Program”) including, without limitation, anti-money laundering policies and procedures relating to customer identification in compliance with applicable laws and regulations, including federal and state securities laws, applicable rules of FINRA, and the USA Patriot Act and the implementing rules and regulations promulgated thereunder. Dealer further represents that its AML Program, at a minimum, (1) designates a compliance officer to administer and oversee the AML Program, (2) provides ongoing employee training, (3) includes an independent audit function to test the effectiveness of the AML Program, (4) establishes internal policies, procedures, and controls that are consistent with Dealer’s obligations under this Agreement, (5) includes a customer identification program consistent with the rules under section 326 of the USA Patriot Act, (6) provides for the filing of all necessary anti-money laundering reports including, but not limited to, currency transaction reports and suspicious activity reports, (7) provides for compliance with applicable economic sanctions issued by the U.S., including without limitation those administered and enforced by OFAC, the U.K., including without limitation those administered and enforced by Her Majesty’s Treasury, the E.U., E.U. member states and the U.N. (collectively “Economic Sanctions”), including, without limitation, screening all new and existing investors and investor’s beneficial owners, if any, against the list of specially designated nationals and blocked persons, and any other government list that is or becomes required under the Economic Sanctions, and (8) prescribes that appropriate regulators be permitted to examine Dealer’s AML books and records and that Dealer will promptly fulfill appropriate requests by such regulators for information about dealer’s AML Program. investor identification information will be retained for a period of not less than five years, following the termination of the customer’s relationship with Dealer. Dealer further has policies and procedures reasonably designed to comply with the Financial Crimes Enforcement Network’s Customer Due Diligence Rule, including identifying and verifying the identity of beneficial owners of legal entity customers, and the Dealer will submit to the Financial Crimes Enforcement Network any required suspicious activity reports about such activity and further will disclose such activity to applicable federal and state law enforcement when required by law. The Dealer has implemented policies, procedures and internal controls reasonably designed to identify higher risk clients, and to perform enhanced due diligence on such clients, including politically exposed persons. In accordance with such implemented policies, procedures and internal controls, applicable laws and regulations and its AML Program, the Dealer shall monitor account activity to identify patterns of unusual size or volume, geographic factors and any other “red flags” described in the USA Patriot Act as potential signals of money laundering or terrorist financing.
b.    Upon request by the Dealer Manager at any time, Dealer shall promptly furnish (i) a copy of its AML Program to the Dealer Manager for review, (ii) a copy of the findings and any remedial actions taken in connection with the Dealer’s most recent independent testing of its AML Program, (iii) written re-certification that Dealer has implemented its AML Program and performed all other obligations of Dealer pursuant to the terms of this Section 11 and (iv) other information and documentation reasonably required for Dealer Manager or the Company to comply with its anti-money laundering obligations. Dealer agrees to notify the Dealer Manager immediately if Dealer is subject to a FINRA disclosure event or fine from FINRA related to its AML Program.
c.    Dealer hereby acknowledges and agrees that it (and not any BREIT Party or the Company’s transfer agent or other service provider) is responsible for reviewing and monitoring investors and complying with AML Rules and Regulations, including customer identification program requirements, with respect to investors in connection with this Agreement.
d.    Dealer does not know or have any reason to suspect that any of the beneficial owners, controllers, authorized persons, or other entities associated with any investor investing in the Company (including any beneficial owner(s) thereof): (i) appears on OFAC’s Specially Designated Nationals and Blocked Persons List; (ii) is named on any list of sanctioned entities or individuals pursuant to E.U. and/or U.K. regulations (as the latter are extended by statutory instrument to the Cayman Islands by Statutory Instrument); (iii) is operationally based or domiciled in a country or territory in relation to which sanctions imposed by the United Nations, OFAC, the E.U., the U.S. and/or the U.K. apply; or (iv) is otherwise subject to sanctions imposed by, or is a party with which the Company is prohibited to deal with under the laws of, the United Nations, OFAC, the E.U. or the U.K., which may be amended from time to time (collectively, a “Sanctions Subject”).
e.    Dealer does not know or have any reason to suspect that the monies used to fund any investor’s investment in the Company is derived, directly or indirectly, from, invested for the benefit of, or related in any way to: (i) any criminal, terrorist or other illegal activities, including but not limited to, money laundering activities, whether under U.S. law or otherwise; and/or (ii) a Sanctions Subject (or are made on behalf of, or are controlled by, such persons).
f.    Dealer covenants that, should any investor and/or beneficial owner(s) thereof become at any time during their investment in the Company a Sanctions Subject, Dealer shall immediately notify the Company of such, which shall include the identity of such Sanctions Subject. Dealer agrees to promptly provide the BREIT Parties or their respective delegate(s) with such additional information as may be requested by the BREIT Parties or its delegate to enable the Company to satisfy its responsibilities under applicable law. Dealer agrees and acknowledges that, among other remedial measures, (i) the Company may be obligated to “freeze the account” with respect to the portion of an investment by any investor, either by restricting participation by the investor and/or segregating the assets of the investor in order to comply with governmental regulations and/or if the Dealer Manager determines in its good faith that such action is in the best interests of the investor; and (ii) the Company may be required to report such action or confidential information relating to the investor (including, without limitation, disclosing the investor’s identity) to regulatory authorities.

g.    Dealer shall notify the Company promptly in writing should Dealer become aware of any material change in the information set forth in this Section 11.
12.    Privacy.
a.    Dealer agrees to abide by and comply in all respects with (a) the privacy standards and requirements of the GLBA and applicable regulations promulgated thereunder, (b) the privacy standards and requirements of any other applicable federal or state law, including the Fair Credit Reporting Act (“FCRA”) and (c) its own internal privacy policies and procedures, each as may be amended from time to time.
b.    The parties hereto acknowledge that from time to time, Dealer may share with the Company and the Company may share with Dealer nonpublic personal information (as defined under the GLBA) of customers of Dealer. This nonpublic personal information may include, but is not limited to a customer’s name, address, telephone number, social security number, account information and personal financial information. Dealer shall only be granted access to such nonpublic personal information of each of its customers that pertains to the period or periods during which Dealer served as the broker dealer of record for such customer’s account. None of Dealer or the BREIT Parties will disclose nonpublic personal information of any customers who have opted out of such disclosures, except (a) to service providers (when necessary and as permitted under the GLBA), (b) to carry out the purposes for which one party discloses such nonpublic personal information to another party under this Agreement (when necessary and as permitted under the GLBA) or (c) as otherwise required by applicable law. Any nonpublic personal information that one party receives from another party shall be subject to the limitations on usage described in this Section 12. Except as expressly permitted under the FCRA, Dealer agrees that it shall not disclose any information that would be considered a “consumer report” under the FCRA.
c.    Dealer shall be responsible for determining which customers have opted out of the disclosure of nonpublic personal information by periodically reviewing and, if necessary, retrieving a list of such customers (the “List”) to identify customers that have exercised their opt-out rights. In the event Dealer or any BREIT Party expects to use or disclose nonpublic personal information of any customer for purposes other than as set forth in this Section 12, it must first consult the List to determine whether the affected customer has exercised his or her opt-out rights. The use or disclosure of any nonpublic personal information of any customer that is identified on the List as having opted out of such disclosures, except as set forth in this Section 12, shall be prohibited.
d.    Dealer shall implement commercially reasonable measures in compliance with industry best practices designed (a) to assure the security and confidentiality of nonpublic personal information of all customers; (b) to protect such information against any anticipated threats or hazards to the security or integrity of such information; (c) to protect against unauthorized access to, or use of, such information that could result in material harm to any customer; (d) to protect against unauthorized disclosure of such information to unaffiliated third parties; and (e) to otherwise ensure its compliance with all applicable privacy standards and requirements of federal or state law (including, but not limited to, the GLBA), and any other applicable legal or regulatory requirements. Dealer further agrees to cause all its agents, representatives, affiliates, subcontractors, or any other party to whom Dealer provides access to or discloses nonpublic personal information of customers to implement appropriate measures designed to meet the objectives set forth in this Section 12.
13.    Sub-Agents.
Dealer shall not engage or retain, or assign or delegate its rights or obligations hereunder to, any affiliated or unaffiliated sub-agent to assist Dealer the offer, sale, marketing or promotion of Shares without the prior written approval of the Dealer Manager (“Sub-Agents”).
14.    Dealers’ Undertaking to Not Facilitate a Secondary Market in the Shares.
Dealer acknowledges that there is no public trading market for the Shares and that there are limits on the ownership, transferability and repurchase of the Shares, which significantly limit the liquidity of an investment in the Shares. Dealer also acknowledges that the Company’s Share Repurchase Plan (the “Plan”) provides only a limited opportunity for investors to have their Shares purchased by the Company and that the Company’s board of directors may, in its sole discretion, amend, suspend, or terminate the Plan at any time in accordance with the terms of the Plan. Dealer hereby agrees that so long as the Company has not listed the Shares on a national securities exchange, Dealer will not engage in any action or transaction that would facilitate or otherwise create the appearance of a secondary market in the Shares without the prior written approval of the Dealer Manager.
15.    Arbitration.
Any dispute, controversy or claim arising between the parties relating to this Agreement (whether such dispute arises under any federal, state or local statute or regulation, or at common law), shall be resolved by final and binding arbitration administered in accordance with the then current commercial arbitration rules of FINRA in accordance with the terms of this Agreement (including the governing law provisions of this Agreement and pursuant to the Federal Arbitration Act (9 U.S.C. §§ 1 – 16)). The parties will request that the arbitrator or arbitration panel (“Arbitrator”) issue written findings of fact and conclusions of law. The Arbitrator shall not be empowered to make any award or render any judgment for punitive damages, and the Arbitrator shall be required to follow applicable law in construing this Agreement, making awards, and rendering judgments. The decision of the Arbitrator shall be final and binding, and judgment upon any arbitration award may be entered by any court having jurisdiction. All arbitration hearings will be held at the New York City FINRA District Office or at another mutually agreed upon site. The parties may agree on a single Arbitrator, or, if the parties cannot so agree, each party will have the right to choose one Arbitrator, and the selected Arbitrators will choose a third Arbitrator. Each Arbitrator must have experience and education that qualify him or her to competently address the specific issues to be designated for arbitration. Notwithstanding the preceding, no party will be prevented from immediately seeking provisional remedies in courts of competent jurisdiction, including but not limited to, temporary restraining orders and preliminary injunctions, but such remedies will not be sought as a means to avoid or stay arbitration.

16.    Termination.
a.    This Agreement will be effective as of its date of acceptance by the Dealer Manager and will remain in full force and effect for so long as this Agreement is not terminated by either party hereto pursuant to the terms hereof.
b.    This Agreement and the parties’ obligations hereunder may be terminated by either the Dealer Manager or Dealer for any reason or no reason upon giving thirty (30) days’ prior written notice thereof to the other party; provided, however, that in the event either party hereto does not perform any obligation or materially breaches any covenant under this Agreement and does not perform such obligation or cure such breach (only to the extent such breach is curable) within five (5) business days from receipt of notice of such breach from the other party, or any representation and warranty hereunder on the part of a party hereto is incomplete or inaccurate in any respect (such event is referred to herein as a “Breach” and such party is referred to as the “Breaching Party”), this Agreement and the other party’s obligations hereunder may be immediately terminated by such other party by written notice thereof to the Breaching Party.
c.    This Agreement will terminate automatically if the Dealer Manager or Dealer ceases to be a member of FINRA in good standing or is subject to a FINRA suspension or if the Dealer Manager’s or Dealer’s registration or license under the Exchange Act or any state securities laws or regulations is terminated or suspended. Each of the Dealer Manager and Dealer shall have the right to terminate this Agreement immediately if the other party is subject to an investigation under the Foreign Corrupt Practices Act of 1977, as amended, or any similar law of any relevant jurisdiction, or the rules and regulations thereunder. Each party agrees to notify the other party immediately if any of these events, as applicable, occurs.
d.    Dealer will suspend or terminate its offer and sale of Primary Shares and enrollment in DRIP upon the request of the Company or the Dealer Manager at any time and will resume its offer and sale of Primary Shares and enrollment in DRIP hereunder upon subsequent request of the Company or the Dealer Manager. Any party may terminate this Agreement by written notice. Such termination shall be effective 48 hours after the mailing of such notice. This Agreement is the entire agreement of the parties and supersedes all prior agreements, if any, between the parties hereto.
e.    This Agreement may be amended at any time by the Dealer Manager by written notice to Dealer, and any such amendment shall be deemed accepted by Dealer upon placement of an order for sale of Primary Shares by such Dealer’s customer after Dealer has received such notice.
f.    The respective agreements and obligations of the Dealer Manager and Dealer set forth in Sections 4, 6, 7, and 8 through 20 of this Agreement shall remain operative and in full force and effect regardless of the termination of this Agreement, and those provisions that by their nature are intended to survive termination or expiration of this Agreement shall so survive.

17.    Use of Company and Blackstone Names.
Dealer will not, without the written consent of the Dealer Manager in each instance: (a) use in advertising, publicity or otherwise the name of any BREIT Party, “Blackstone”, any affiliate of any BREIT Party, or any director, officer or employee of any BREIT Party, or any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by any BREIT Party or affiliates thereof; or (b) represent, directly or indirectly, that any product or any service provided by Dealer has been approved or endorsed by any BREIT Party or affiliates thereof. Further, the Dealer Manager reserves the right to withdraw its consent to the use of any BREIT Party’s or any affiliate of any BREIT Party’s name at any time and to request to review any materials generated by Dealer that use any BREIT Party’s or any affiliate of any BREIT Party’s name or mark. Any such consent is expressly subject to the continuation of this Agreement and shall terminate with the termination of this Agreement as provided herein.
18.    Notice.
Notices and other writings contemplated by this Agreement shall be delivered via (i) hand, (ii) first class registered or certified mail, postage prepaid, return receipt requested, (iii) a nationally recognized overnight courier or (iv) electronic mail. All such notices shall be addressed, as follows:

If to the Dealer Manager:
Blackstone Securities Partners L.P.
Attn: Evan Clandorf
345 Park Avenue, 29th Floor
New York, New York 10154
Email: [***]
With a copy, which shall not constitute notice, to:
Blackstone Real Estate Income Trust, Inc.
Attn: Leon Volchyok
345 Park Avenue, 42nd Floor
New York, New York 10154
Email: [***]

If to the Advisor:	BX REIT Advisors L.L.C. Attn: Leon Volchyok 345 Park Avenue, 29th Floor New York, New York, 10154 Email: [***]

If to the Company:	Blackstone Real Estate Income Trust, Inc. Attn: Leon Volchyok 345 Park Avenue, 42nd Floor New York, New York, 10154 Email: [***]

If to Dealer:	To the address specified by Dealer herein.
19.    Attorneys’ Fees and Applicable Law.
In any action to enforce the provisions of this Agreement or to secure damages for its breach, the prevailing party shall recover its costs and reasonable attorney’s fees. This Agreement shall be construed under the laws of the State of New York and shall take effect when signed by Dealer and countersigned by the Dealer Manager. Venue for any action (including arbitration) shall lie exclusively in New York, New York.
20.    No Partnership.
Nothing in this Agreement shall be construed or interpreted to constitute Dealer as an employee, agent or representative of, or in association with or in partnership with, Dealer Manager, the Company or the other Dealers; instead, this Agreement shall only constitute Dealer as a dealer authorized by the Dealer Manager to sell the Shares according to the terms set forth in the Registration Statement and the Prospectus as amended and supplemented and in this Agreement.
21.    Miscellaneous.
a.    Each of the Company and the Advisor and their respective affiliates shall be third-party beneficiaries of this Agreement, entitled to enforce the provisions hereof directly against Dealer as if a party hereto.
b.    The BREIT Parties may be irreparably harmed if Dealer’s obligations hereunder are not specifically enforced and the BREIT Parties would not have an adequate remedy at law in the event of an actual or threatened violation by Dealer of its obligations hereunder. Therefore, the Dealer Manager shall be entitled to seek an injunction and/or specific performance for any actual or threatened violation or breach by Dealer of this Agreement, without the posting of any bond, and such other relief as may be available at law or equity, including the right to recover all losses or damages suffered by the BREIT Parties resulting from any such breach or threatened breach.
c.    If any provision of this Agreement is held to be illegal, invalid or unenforceable under any applicable law, then such provision will be deemed modified to the extent necessary to render it legal, valid and enforceable, and if no such modification will render it legal, valid and enforceable, then this Agreement will be construed as if not containing such provision, and the rights and obligations of the parties hereto will be construed and enforced accordingly.

d.    This Agreement has been jointly drafted by the parties hereto, after negotiations and consultations with their respective counsel. This Agreement will not be construed more strictly against one or more parties than against any other party.
e.    This Agreement (including the Schedules hereto) represents the entire understanding and agreement between the parties hereto regarding the offer and sale of Shares and supersedes any and all prior negotiations, representations and agreements, whether written or oral related thereto.
f.    This Agreement will be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. Neither the Dealer Manager nor Dealer may assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, and any purported assignment or other transfer of any such rights or obligations without such consent will be null and void.
g.    This Agreement may be executed in multiple counterparts, each of which will be deemed an original and all of which together will constitute but one and the same document.
h.    Headings or captions of this Agreement are for reference only and are not to be construed in any way as part of this Agreement, nor in the interpretation of this Agreement.

THE DEALER MANAGER:
BLACKSTONE SECURITIES PARTNERS L.P.

Date:

We have read the foregoing Agreement and we hereby accept and agree to the terms and conditions therein set forth. We hereby represent that the list below of jurisdictions in which we are registered or licensed as a broker or dealer and are fully authorized to sell securities is true and correct, and we agree to advise you of any change in such list during the term of this Agreement.
IDENTITY OF DEALER:

Company Name:

Type of entity:
(Corporation, Partnership or Proprietorship)

Organized in the
State of:
Licensed as broker-dealer in all      Yes ___   No ___
States:
If no, list all States licensed as
broker-dealer:     __________________________________
___________________________________________________________
Tax ID #:     _______________________
Person to receive notices delivered pursuant to the Selected Dealer Agreement.

Name:

Company:

Address:

City, State and Zip:

Telephone:

Fax:

Email:

AGREED TO AND ACCEPTED BY THE DEALER:

(Dealer’s Firm Name)

By:
Signature

Name:

Title:

Date:

SCHEDULE I ADDENDUM TO SELECTED DEALER AGREEMENT WITH BLACKSTONE SECURITIES PARTNERS L.P.
Name of Dealer: __________
The following reflects the selling commissions, dealer manager fees and Servicing Fees as agreed upon between Blackstone Securities Partners L.P. (the “Dealer Manager”) and Dealer, effective as of the effective date of the Selected Dealer Agreement (the “Selected Dealer Agreement”) between the Dealer Manager and Dealer in connection with the distribution of Shares of Blackstone Real Estate Income Trust, Inc. (the “Company”).
Upfront Selling Commissions and Dealer Manager Fees.
Except as may be provided in the “Plan of Distribution” section of the Prospectus, which may be amended or supplemented from time to time, as compensation for completed sales (as defined below) by Dealer of Class T-2 Primary Shares, Class S-2 Primary Shares and Class D-2 Primary Shares that Dealer is authorized to sell and for services rendered by Dealer hereunder, the Dealer Manager shall reallow to Dealer an upfront selling commission in an amount up to the percentage set forth below of the transaction price per share on such completed sales of Class T-2 Primary Shares, Class S-2 Primary Shares and Class D-2 Primary Shares, as applicable, by Dealer. Dealer shall not receive selling commissions for sales of any DRIP Shares, or for sales of any Class I Shares, whether in the Primary Offering or pursuant to the DRIP. For purposes of this Schedule I, a “completed sale” shall occur if and only if a transaction has closed with a subscriber for Shares pursuant to all applicable offering and subscription documents, payment for the Shares has been received by the Company in full in the manner provided in Section 2 of the Selected Dealer Agreement, the Company has accepted the subscription agreement of such subscriber, and the Company has thereafter distributed the selling commission to the Dealer Manager in connection with such transaction.
Except as may be provided in the “Plan of Distribution” section of the Prospectus, which may be amended or supplemented from time to time, as compensation for completed sales by Dealer of Class T-2 Primary Shares that Dealer is authorized to sell and for services rendered by Dealer hereunder, the Dealer Manager shall reallow to Dealer a dealer manager fee in an amount up to the percentage set forth below of the transaction price per share on such completed sales of Class T-2 Primary Shares by Dealer. Dealer shall not receive dealer manager fees for sales of any DRIP Shares, or for sales of any Class S-2 Shares, Class D-2 Shares or Class I Shares, whether in the Primary Offering or pursuant to the DRIP.
Dealer may withhold the selling commissions and dealer manager fees, if applicable, to which it is entitled pursuant to the Agreement, this Schedule I and the Prospectus from the purchase price for the Shares in the Offering and forward the balance to the Company or its agent as set forth in the Subscription Agreement if it represents to the Dealer Manager that: (i) Dealer is legally permitted to do so; and (ii) (A) Dealer meets all applicable net capital requirements under the rules of FINRA or other applicable rules regarding such an arrangement; (B) Dealer has forwarded the Subscription Agreement or Subscription Confirmation, as applicable, to the Company or its agent in good order within the time required under Section 2 of the Selected Dealer Agreement, and the Company has accepted the subscription prior to forwarding the purchase price for the Shares, net of the selling commissions and dealer manager fees, if applicable, to which Dealer is entitled, to the Company or its agent; and (C) Dealer has verified that there are sufficient funds in the investor’s account with Dealer to cover the entire cost of the subscription. Dealer shall wire such subscription funds to the Company or its agent as set forth in the Subscription Agreement within the time required under Section 2 of the Selected Dealer Agreement.
Dealer shall be responsible for implementing the volume discounts described in or as otherwise provided in the “Plan of Distribution” section of the Prospectus. Request to combine purchase orders of Class T-2 Shares or Class S-2 Shares as part of a combined order for the purpose of qualifying for discounts as described in the “Plan of Distribution” section of the Prospectus must be made in writing by Dealer, and any resulting reduction in selling commissions and/or dealer manager fees will be prorated among the separate subscribers.
Terms and Conditions of the Servicing Fees.
The payment of the Servicing Fees to Dealer is subject to terms and conditions set forth herein and the Prospectus as may be amended or supplemented from time to time. Dealer’s eligibility to receive the Servicing Fees with respect to Class T-2 Shares, Class S-2 Shares, Class D-2 Shares, Class T Shares, Class S Shares and/or Class D Shares, as applicable, is conditioned upon Dealer acting as broker-dealer of record with respect to such Shares and complying with the requirements set forth below with respect to such Shares, including providing stockholder and account maintenance services. For the avoidance of doubt, such services are non-distribution services, other than those primarily intended to result in the sale of Shares.
1.the existence of an effective Selected Dealer Agreement or ongoing Servicing Agreement between the Dealer Manager and Dealer, and
2.the provision of the following stockholder and account maintenance services with respect to the Class T-2 Shares, Class S-2 Shares, Class D-2 Shares, Class T Shares, Class S Shares and/or Class D Shares, as applicable, by Dealer:
a)assistance with recordkeeping in accordance with Dealer’s then-existing requirements, including maintaining records for and on behalf of Dealer’s customers reflecting transactions and balances of Shares owned,
b)answering investor inquiries regarding the Company, including distribution payments and reinvestments,
c)helping investors understand their investments upon their request, and

d)Share repurchase requests. For the avoidance of doubt, Dealer’s Customers shall submit share repurchase requests directly to the Company or its agent.
For the avoidance of doubt, Dealer is not to be considered the official books and records of the Company. With respect to Class T-2 Shares and Class T Shares, the financial advisor of Dealer is expected to provide the services listed in items 2 through 4 above. In connection with this provision, Dealer agrees to reasonably cooperate to provide certification to the Company, the Dealer Manager, and its agents (including its auditors) confirming the provision of services to each particular class of stockholders upon reasonable request.
Dealer hereby represents by its acceptance of each payment of the Servicing Fee that it complies with each of the above requirements and is providing the above-described services. Dealer agrees to promptly notify the Dealer Manager if it is no longer the broker-dealer of record with respect to some or all of the Class T-2 Shares, Class S-2 Shares, Class D-2 Shares, Class T Shares, Class S Shares and/or Class D Shares giving rise to such Servicing Fees and/or if it no longer satisfies any or all of the conditions set forth above.
In the event of termination of the Agreement, the Dealer Manager and Dealer shall promptly enter into a Servicing Agreement on reasonable and customary terms mutually agreed upon by Dealer and the Dealer Manager to provide for the continuation of these services by Dealer and the continuation of the payment by the Dealer Manager of the Servicing Fee with respect to the Shares for which Dealer continues to act as broker-dealer of record. For the avoidance of doubt, such services are non-distribution services, other than those primarily intended to result in the sale of Shares.
Subject to the conditions described herein, the Dealer Manager will reallow to Dealer the Servicing Fee in an amount described below, on Class T-2 Shares, Class S-2 Shares, Class D-2 Shares, Class T Shares, Class S Shares and/or Class D Shares, as applicable, sold by Dealer. To the extent payable, the Servicing Fee will be payable monthly in arrears as provided in the Prospectus. All determinations regarding the total amount and rate of reallowance of the Servicing Fee, Dealer’s compliance with the listed conditions, and/or the portion retained by the Dealer Manager will be made by the Dealer Manager in its sole discretion.
Notwithstanding the foregoing, subject to the terms of the Prospectus, at such time as Dealer is no longer the broker-dealer of record with respect to such Class T-2 Shares, Class S-2 Shares, Class D-2 Shares, Class T Shares, Class S Shares and/or Class D Shares or that Dealer no longer satisfies any or all of the conditions set forth above, then Dealer’s entitlement to the Servicing Fees related to such Class T-2 Shares, Class S-2 Shares, Class D-2 Shares, Class T Shares, Class S Shares and/or Class D Shares, as applicable, shall cease in, and Dealer shall not receive the Servicing Fee for, that month or any portion thereof (i.e., Servicing Fees are payable with respect to an entire month without any proration). Broker-dealer transfers will be made effective as of the last business day of a month.
Thereafter, such Servicing Fees may be reallowed to the then-current broker-dealer of record of the Class T-2 Shares, Class S-2 Shares, Class D-2 Shares, Class T Shares, Class S Shares and/or Class D Shares, as applicable, if any such broker-dealer of record has been designated (the “Servicing Dealer”), to the extent such Servicing Dealer has entered into a Selected Dealer Agreement or similar agreement with the Dealer Manager (“Servicing Agreement”) and such Selected Dealer Agreement or Servicing Agreement with the Servicing Dealer provides for such reallowance. In this regard, all determinations will be made by the Dealer Manager in good faith in its sole discretion. Dealer is not entitled to any Servicing Fee with respect to Class I Shares. The Dealer Manager may also reallow some or all of the Servicing Fee to other broker-dealers who provide services with respect to the Shares (who shall be considered additional Servicing Dealers) pursuant to a Servicing Agreement with the Dealer Manager to the extent such Servicing Agreement provides for such reallowance and such additional Servicing Dealer is in compliance with the terms of such agreement related to such reallowance, in accordance with the terms of such Servicing Agreement.
As described in the Prospectus, the Company and the Dealer Manager shall cease paying the Servicing Fee with respect to any Class T share, Class S share or Class D share held in a stockholder’s account at the end of the month in which the Dealer Manager in conjunction with the transfer agent determines that total selling commissions, dealer manager fees and Servicing Fees paid with respect to such Shares held by such stockholder within such account would exceed, in the aggregate, 8.75% (or, in the case of Class T Shares sold through certain Dealers, a lower limit as set forth in any applicable agreement between the Dealer Manager and such Dealer) of the gross proceeds from the sale of such Shares (including the gross proceeds of any Shares issued under the DRIP with respect thereto). At the end of such month, each such Class T share, Class S share or Class D Shares shall automatically and without any action on the part of the holder thereof convert into a number of Class I Shares (including any fractional Shares) each with an equivalent aggregate NAV as such share. For the avoidance of doubt, the foregoing paragraph does not apply to Class T-2 Shares, Class S-2 Shares and Class D-2 Shares. In addition, the Company and the Dealer Manager will cease paying the Servicing Fee on Class T Shares, Class S Shares and/or Class D Shares in connection with an Offering upon the earlier to occur of the following: (i) a listing of Class I Shares, (ii) the merger or consolidation of the Company with or into another entity, or the sale or other disposition of all or substantially all of the Company’s assets, or (iii) the date following the completion of the primary portion of such Offering on which, in the aggregate, underwriting compensation from all sources in connection with such Offering, including selling commissions, dealer manager fees, the Servicing Fee and other underwriting compensation, is equal to ten percent (10%) of the gross proceeds from Primary Shares sold in such Offering, as determined in good faith by the Dealer Manager in its sole discretion. For purposes of this Schedule I, the portion of the Servicing Fee accruing with respect to Class T Shares, Class S Shares and/or Class D Shares of the Company’s common stock issued (publicly or privately) by the Company during the term of a particular Offering, and not issued pursuant to a prior Offering, shall be underwriting compensation with respect to such particular Offering and not with respect to any other Offering.
In addition, the Company and the Dealer Manager will cease paying the Servicing Fee on Class T-2 Shares, Class S-2 Shares and/or Class D-2 Shares in connection with an Offering upon the earlier to occur of the following: (i) a listing of Class I Shares, (ii) the merger or consolidation of the Company with or into another entity, or the sale or other disposition of all or substantially all of the Company’s assets, or (iii) the date following the completion of the primary portion of such Offering on which, in the aggregate, underwriting compensation from all sources in connection with such Offering, including selling commissions, dealer manager fees, the Servicing Fee and other underwriting compensation, is equal to ten percent (10%) of the gross proceeds from Primary Shares sold in such Offering, as determined in good faith by the Dealer Manager in its sole discretion. For purposes of this Schedule I, the portion of the Servicing Fee accruing with respect to Class T-2 Shares, Class S-2 Shares and/or Class D-2 Shares of the Company’s common stock issued (publicly or privately) by the Company during the term of a particular Offering, and not issued pursuant to a prior Offering, shall be underwriting compensation with respect to such particular Offering and not with respect to any other Offering.
General
Selling commissions, dealer manager fees and Servicing Fees due to Dealer pursuant to the Selected Dealer Agreement will be paid to Dealer within 30 days after receipt by the Dealer Manager. Dealer, in its sole discretion, may authorize the Dealer Manager to deposit selling commissions, dealer manager fees, Servicing Fees or other payments due to it pursuant to the Selected Dealer Agreement directly to its bank account. If Dealer so elects, Dealer shall provide such deposit authorization and instructions in Schedule II to the Selected Dealer Agreement.
The parties hereby agree that the foregoing selling commissions and reallowed dealer manager fees and Servicing Fee are not in excess of the usual and customary distributors’ or sellers’ commission received in the sale of securities similar to the Primary Shares, that Dealer’s interest in the Offering is limited to such selling commissions and reallowed dealer manager fees and Servicing Fee, as applicable, from the Dealer Manager and Dealer’s indemnity referred to in Section 4 of the Dealer Manager Agreement, and that the Company is not liable or responsible for the direct payment of such selling commissions and reallowed dealer manager fees and Servicing Fee to Dealer.
Except as otherwise described under “Upfront Selling Commissions and Dealer Manager Fees” above, Dealer waives any and all rights to receive compensation, including the dealer manager fees and Servicing Fee, until it is paid to and received by the Dealer Manager. Dealer acknowledges and agrees that, if the Company pays selling commissions, dealer manager fees or Servicing Fees, as applicable, to the Dealer Manager, the Company is relieved of any obligation for selling commissions, dealer manager fees or Servicing Fees, as applicable, to Dealer. The Company may rely on and use the preceding acknowledgement as a defense against any claim by Dealer for selling commissions, dealer manager fees or Servicing Fees, as applicable, the Company pays to Dealer Manager but that Dealer Manager fails to remit to Dealer. Dealer affirms that the Dealer Manager’s liability for selling commissions and dealer manager fees payable and the Servicing Fee is limited solely to the proceeds of selling commissions, dealer manager fees and the Servicing Fee, as applicable, receivable from the Company and Dealer hereby waives any and all rights to receive payment of selling commissions or any reallowance of dealer manager fees or the Servicing Fee, as applicable, due until such time as the Dealer Manager is in receipt of the selling commission, dealer manager fee or Servicing Fee, as applicable, from the Company. Notwithstanding the above, Dealer affirms that, to the extent

Dealer retains selling commissions and dealer manager fees as described above under “Upfront Selling Commissions and Dealer Manager Fees,” neither the Company nor the Dealer Manager shall have liability for selling commissions and dealer manager fees payable to Dealer, and that Dealer is solely responsible for retaining the selling commissions and dealer manager fees due to Dealer from the subscription funds received by Dealer from its customers for the purchase of Shares in accordance with the terms of this Selected Dealer Agreement.
Notwithstanding anything herein to the contrary, Dealer will not be entitled to receive any selling commissions, dealer manager fees or Servicing Fee which would cause the aggregate amount of selling commissions, dealer manager fees, Servicing Fees and other forms of underwriting compensation (as defined in accordance with applicable FINRA rules) paid from any source in connection with this Offering to exceed ten percent (10.0%) of the gross proceeds raised from the sale of Shares in the Primary Offering.
Due Diligence
In addition, as set forth in the Prospectus, the Dealer Manager or, in certain cases at the option of the Company, the Company, will pay or reimburse Dealer for reasonable bona fide due diligence expenses incurred by Dealer in connection with the Offering. Such due diligence expenses may include travel, lodging, meals and other reasonable out-of-pocket expenses incurred by Dealer and its personnel when visiting the Company’s offices or properties to verify information relating to the Company or its properties. Dealer shall provide a detailed and itemized invoice for any such due diligence expenses and shall obtain the prior written approval from the Dealer Manager for such expenses, and no such expenses shall be reimbursed absent a detailed and itemized invoice. Notwithstanding the foregoing, no such payment will be made if such payment would cause the aggregate of such reimbursements to Dealer and other broker-dealers, together with all other organization and offering expenses, to exceed 15% of the Company’s gross proceeds from the Offering. All such reimbursements will be made in accordance with, and subject to the restrictions and limitations imposed under the Prospectus, FINRA rules and other applicable laws and regulations.
Share Class Election
CHECK EACH APPLICABLE BOX BELOW IF BROKER ELECTS TO PARTICIPATE IN THE LISTED SHARE CLASS

☐ Class T-2 Shares	☐ Class S-2 Shares	☐ Class D-2 Shares	☐ Class I Shares
☐ Class T Shares**	☐ Class S Shares**	☐ Class D Shares**
** DRIP only as of the Effective Date

The following reflects the selling commission, dealer manager fee and/or the Servicing Fee as agreed upon between the Dealer Manager and Dealer for the applicable Share Class.

________ (Initials)	Upfront Selling Commission of up to 3.0% of the transaction price per Class T-2 share sold in the Primary Offering*
By initialing here, Dealer hereby agrees to the terms of the Agreement and this Schedule I with respect to the Class T-2 Shares. Should Dealer wish to customize its Upfront Selling Commission, it should instead complete and initial the relevant row below.

________ (Initials)	Dealer Manager Fee of up to 0.5% of the transaction price per Class T-2 share sold in the Primary Offering*
By initialing here, Dealer hereby agrees to the terms of the Agreement and this Schedule I with respect to the Class T-2 Shares. Should Dealer wish to customize its Upfront Dealer Manager Fee, it should instead complete and initial the relevant row below.

________ (Initials)
Customized Upfront Selling Commission of up to 3.5% of the transaction price per Class T-2 share sold in the Primary Offering (but, when taken together with the Upfront Dealer Manager Fee, not to exceed 3.5% in the aggregate)*
Please insert your Upfront Selling Commission Percentage: __%
By initialing here, Dealer hereby agrees to the terms of the Agreement and this Schedule I with respect to the Class T-2 Shares.

________ (Initials)
Customized Upfront Dealer Manager Fee of up to 3.5% of the transaction price per Class T-2 share sold in the Primary Offering (but, when taken together with the Upfront Selling Commission, not to exceed 3.5% in the aggregate)*
Please insert your Dealer Manager Fee Percentage:     %
By initialing here, Dealer hereby agrees to the terms of the Agreement and this Schedule I with respect to the Class T-2 Shares.

	Please insert your total cap for aggregate selling commissions, dealer manager fees, and Servicing Fees paid with respect to the Class T-2 Shares: %	By initialing here, Dealer hereby agrees to the terms of the Agreement and this Schedule I with respect to the Class T-2 Shares.

________ (Initials)	Servicing Fee of 0.85% (Annualized Rate) of aggregate NAV of outstanding Class T-2 Shares, consisting of an advisor stockholder servicing fee of 0.65% (Annualized Rate), and a dealer stockholder servicing fee of 0.20% (Annualized Rate), of the aggregate NAV of outstanding Class T-2 Shares.
By initialing here, Dealer agrees to the terms of eligibility for the Servicing Fee set forth in this Schedule I. Should Dealer choose to opt out of this provision, it will not be eligible to receive the Servicing Fee and initialing is not necessary. Dealer represents by its acceptance of each payment of the Servicing Fee that it complies with each of the above requirements. Should Dealer wish to customize the split of the Servicing Fee, please proceed to the row immediately below.

________ (Initials)
Customized Servicing Fee at an Annualized Rate calculated based on the aggregate NAV of outstanding Class T-2 Shares, consisting of an advisor stockholder servicing fee and a dealer stockholder servicing fee calculated based on the aggregate NAV of outstanding Class T-2 Shares (but, when such fees are taken together, will equal 0.85% (Annualized Rate) of the aggregate NAV of outstanding Class T-2 Shares).
Please insert your custom Servicing Fee rate.
Advisor stockholder servicing fee:     %
Dealer stockholder servicing fee:     %

By initialing here, Dealer agrees to the terms of eligibility for the Servicing Fee set forth in this Schedule I. Should Dealer choose to opt out of this provision, it will not be eligible to receive the Servicing Fee and initialing is not necessary. Dealer represents by its acceptance of each payment of the Servicing Fee that it complies with each of the above requirements.

________ (Initials)	Upfront Selling Commission of up to 3.5% of the transaction price per Class S-2 share sold in the Primary Offering*	By initialing here, Dealer hereby agrees to the terms of the Agreement and this Schedule I with respect to the Class S-2 Shares.

________ (Initials)	Servicing Fee of 0.85% (Annualized Rate) of aggregate NAV of outstanding Class S-2 Shares
By initialing here, Dealer agrees to the terms of eligibility for the Servicing Fee set forth in this Schedule I. Should Dealer choose to opt out of this provision, it will not be eligible to receive the Servicing Fee and initialing is not necessary. Dealer represents by its acceptance of each payment of the Servicing Fee that it complies with each of the above requirements.

________ (Initials)	Upfront Selling Commission of up to 1.5% of the transaction price per Class D-2 share sold in the Primary Offering*	By initialing here, Dealer hereby agrees to the terms of the Agreement and this Schedule I with respect to the Class D-2 Shares.

________ (Initials)	Servicing Fee of 0.25% (Annualized Rate) of aggregate NAV of outstanding Class D-2 Shares
By initialing here, Dealer agrees to the terms of eligibility for the Servicing Fee set forth in this Schedule I. Should Dealer choose to opt out of this provision, it will not be eligible to receive the Servicing Fee and initialing is not necessary. Dealer represents by its acceptance of each payment of the Servicing Fee that it complies with each of the above requirements.

________ (Initials)	Servicing Fee of 0.85% (Annualized Rate) of aggregate NAV of outstanding Class T Shares, consisting of an advisor stockholder servicing fee of 0.65% (Annualized Rate), and a dealer stockholder servicing fee of 0.20% (Annualized Rate), of the aggregate NAV of outstanding Class T Shares.
By initialing here, Dealer agrees to the terms of eligibility for the Servicing Fee set forth in this Schedule I. Should Dealer choose to opt out of this provision, it will not be eligible to receive the Servicing Fee and initialing is not necessary. Dealer represents by its acceptance of each payment of the Servicing Fee that it complies with each of the above requirements. Should Dealer wish to customize the split of the Servicing Fee, please proceed to the row immediately below.

________ (Initials)
Customized Servicing Fee at an Annualized Rate calculated based on the aggregate NAV of outstanding Class T Shares, consisting of an advisor stockholder servicing fee and a dealer stockholder servicing fee calculated based on the aggregate NAV of outstanding Class T Shares (but, when such fees are taken together, will equal 0.85% (Annualized Rate) of the aggregate NAV of outstanding Class T Shares).
Please insert your custom Servicing Fee rate.
Advisor stockholder servicing fee:     %
Dealer stockholder servicing fee:     %

By initialing here, Dealer agrees to the terms of eligibility for the Servicing Fee set forth in this Schedule I. Should Dealer choose to opt out of this provision, it will not be eligible to receive the Servicing Fee and initialing is not necessary. Dealer represents by its acceptance of each payment of the Servicing Fee that it complies with each of the above requirements.

________ (Initials)	Servicing Fee of 0.85% (Annualized Rate) of aggregate NAV of outstanding Class S Shares
By initialing here, Dealer agrees to the terms of eligibility for the Servicing Fee set forth in this Schedule I. Should Dealer choose to opt out of this provision, it will not be eligible to receive the Servicing Fee and initialing is not necessary. Dealer represents by its acceptance of each payment of the Servicing Fee that it complies with each of the above requirements.

________ (Initials)	Servicing Fee of 0.25% (Annualized Rate) of aggregate NAV of outstanding Class D Shares
By initialing here, Dealer agrees to the terms of eligibility for the Servicing Fee set forth in this Schedule I. Should Dealer choose to opt out of this provision, it will not be eligible to receive the Servicing Fee and initialing is not necessary. Dealer represents by its acceptance of each payment of the Servicing Fee that it complies with each of the above requirements.

________________
* Subject to discounts described in the “Plan of Distribution” section of the Prospectus.

WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed as of the date first written above.

“DEALER MANAGER”

BLACKSTONE SECURITIES PARTNERS L.P.

By:

Name:

Title:
“DEALER”

(Print Name of Dealer)

By:

Name:

Title:

SCHEDULE II TO SELECTED DEALER AGREEMENT WITH BLACKSTONE SECURITIES PARTNERS L.P.
NAME OF ISSUER: BLACKSTONE REAL ESTATE INCOME TRUST, INC.
NAME OF DEALER:
SCHEDULE TO AGREEMENT DATED:
Dealer hereby authorizes the Dealer Manager or its agent to deposit selling commissions, dealer manager fees, Servicing Fees, and other payments due to it pursuant to the Selected Dealer Agreement to its bank account specified below. This authority will remain in force until Dealer notifies the Dealer Manager in writing to cancel it. In the event that the Dealer Manager deposits funds erroneously into Dealer’s account, the Dealer Manager is authorized to debit the account with no prior notice to Dealer for an amount not to exceed the amount of the erroneous deposit.
Bank Name:
Bank Address:
Bank Routing Number:
Account Number:
“DEALER”

(Print Name of Dealer)

By:

Name:

Title:

Date:

SCHEDULE III TO SELECTED DEALER AGREEMENT WITH BLACKSTONE SECURITIES PARTNERS L.P.
None.